Exhibit 10.22
SUMMARY OF THE COMPANY’S NON-EMPLOYEE DIRECTOR COMPENSATION
     The Company pays each of its non-employee directors $15,000 annually. In addition, the Chairman of the Audit Committee receives an annual fee of $5,000 and the Chairmen of the Compensation Committee and of the Nominating and Corporate Governance Committee each receive an annual fee of $3,000.
     The Company also pays each of its non-employee directors for each meeting attended by the director. From November 2006 through December 2006, the Company paid each of its non-employee directors either $600 or 106 shares of the Company’s common stock for each meeting of the board attended in person and $300 or 53 shares of the Company’s common stock for each board meeting attended by telephone. From January 2007 through the year ended September 30, 2007, the Company paid each of its non-employee directors $1,500 for each meeting of the board attended in person, $750 for each meeting of the board attended by telephone, $1,000 for each committee meeting attended in person, and $500 for each committee meeting attended by telephone.
     In accordance with the Company’s 2005 Non-Employee Directors’ Stock Option Plan, upon appointment, non-employee directors receive a one time grant of an option to purchase 25,000 share of common stock, which immediately vest. Annually, non-employee directors receive an option to purchase 10,000 shares of common stock, which also immediately vest. The exercise price of these options is the fair market value as determined by the board of directors on the date of grant. Each such option expires ten years after the date of grant.
     The Company reimburses its non-employee directors for reasonable expenses incurred in connection with attending board and committee meetings.